Exhibit 10.12

350 Fifth Avenue, Suite 7530
New York, NY 10118

9 Cedar Brook Drive
Cranbury, NJ 08512

Tel:  (646) 440-9100
Fax:  (646) 224-9585
April 29, 2021

Isabel Carmona

Dear Isabel,

Rocket Pharmaceuticals, Inc. is pleased to offer you a position as SVP, Chief Human Resources Officer starting on June 28, 2021, reporting to Gaurav Shah, CEO. This is a full-time position located at our Cranbury, NJ location.

The starting base salary will be $350,000  per year, and you will be eligible for an annual discretionary bonus of up to 35% of your full year base salary payable in 2022 for your 2021 performance.

You will also have healthcare benefits from the first day of employment, the opportunity to participate in a Rocket-sponsored 401(k) plan with 4% match and immediate 100% vesting, and 17 days of paid vacation annually.  Our schedule of paid holidays includes a Rocket-wide winter break from December 25 – January 1 of each year.

In addition, subject to applicable approval by the Board of Directors, you will be issued stock options to purchase 75,000 common ordinary shares of Rocket Pharmaceuticals, Inc. pursuant to the applicable share option plan and your option agreement.  Employee shares vest over a three year period: 1/3 after one year, and the remaining 2/3 vesting quarterly over the subsequent two years.

Your employment will be “at-will.” This means that either you or Rocket may terminate your employment at any time, with or without notice, and with or without cause.  This letter does not constitute a binding agreement and is not an employment contract, and Rocket may change your terms and conditions of employment at any time.

Your employment at Rocket is contingent upon: (i) your providing proof of your right to work in the United States; (ii) your signing our standard Proprietary Information; Inventions Assignment Agreement; and Non-Solicitation/Non-Competition agreement; and (iii) if requested by Rocket, satisfactory results of a drug test and/or background test.

Please confirm your acceptance of this offer by signing and returning this letter by April 30, 2021.

We look forward to welcoming you to Rocket!

Sincerely,

Gaurav D. Shah, MD

President & CEO,
Rocket Pharmaceuticals, Inc.

Agreed and accepted:
Date:

[New Employee]